 EXHIBIT 10.1
[BIOFUEL LETTERHEAD]

CONFIDENTIAL AND PROPRIETARY

October 6, 2010

[Name of Officer]

[Address]

Re:  Waiver of Change of Control Benefits

Dear [●]:

As you know, Greenlight APE, LLC is acting as administrative agent for certain lenders under that certain Loan Agreement (the “Loan Agreement”), dated as of September 24, 2010 (collectively as identified therein, the “Lenders”), pursuant to which the Lenders have made a bridge loan (the “Bridge Loan”) to BioFuel Energy Corp. (“BioFuel Energy”), whereby as soon as reasonably practicable following the closing of the Bridge Loan, BioFuel Energy will use commercially reasonable best efforts to commence a registered rights offering pursuant to the appropriate registration statement whereby it will offer Series A Convertible Preferred Stock (as defined in the Loan Agreement) to its existing stockholders on a pro rata basis and use the proceeds raised in connection with the rights offering to repay the Bridge Loan and certain other indebtedness of BioFuel Energy, LLC  (the “Rights Offering,” together with the Bridge Loan, the “Transaction”).

BioFuel Energy and BioFuel Energy, LLC (“BFE Energy,” and together with BioFuel Energy, “BioFuel”) anticipate that the Transaction would result in a “change of control” for purposes of awards (“Equity Awards”) held by you under the BioFuel Energy Corp. 2007 Equity Incentive Compensation Plan (the “Equity Plan”) and [the vesting and payment provisions of the BioFuel Energy, LLC Change of Control Plan (the “Change of Control Plan”)][certain enhanced severance payment provisions of that certain Executive Employment Agreement dated [●] by and between you and BFE Energy (the “Agreement”)].

In consideration of the foregoing, and in order to induce the Lenders to make the Bridge Loan and undertake the Rights Offering, you hereby agree as follows:

1.
Notwithstanding anything to the contrary contained in the Equity Plan or any equity award agreement between you and BioFuel, you hereby waive your right to accelerated vesting with respect to 100% of any outstanding equity awards you hold under the Equity Plan in connection with the Transaction; and

Letter Agreement re: BioFuel Change of Control Arrangements
Greenlight APE, LLC
as Administrative Agent
October 6, 2010

2.
Notwithstanding anything to the contrary contained in the [Change of Control Plan][Agreement], you hereby waive your right to any [payment or benefit, including the vesting of any non-vested securities or other non-vested rights under the Change of Control Plan,][enhanced severance amounts under Section 5 of the Agreement] in connection with the Transaction or your termination of employment following the Transaction; provided, that this waiver shall not apply to any other “change of control” (as defined in the [Change of Control Plan][Agreement]) or any termination of employment thereafter.

This letter agreement shall become effective only as of the completion of the entire Transaction and, if the entire Transaction does not occur, this letter agreement shall be void and of no force and effect.  This letter agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This letter agreement may be executed in separate counterparts, each of which shall be considered binding and enforceable.

You hereby acknowledge and agree that, for purposes of any agreement between you and BioFuel, nothing in this letter agreement shall, or shall be construed so as to, constitute “Good Reason” (as defined in such agreement).

This letter agreement is being executed in satisfaction of BioFuel’s obligation under Section 8.1.14 of the Loan Agreement.

By signing below, you acknowledge that you have had an opportunity to ask questions of authorized officers of BioFuel regarding the nature, scope and timing of the requested waivers in connection with the Transaction contemplated hereby, which questions were answered to your satisfaction, and to obtain additional information deemed necessary or appropriate by you in granting your informed consent to the waivers requested herein.

This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws.

If any term or provision of this letter agreement is invalid, illegal or incapable of being enforced, the remaining provisions shall remain in full force and effect.

Letter Agreement re: BioFuel Change of Control Arrangements
Greenlight APE, LLC
as Administrative Agent
October 6, 2010

Your execution and delivery of this letter agreement constitutes your irrevocable and binding consent to the waivers contemplated herein.  This letter agreement supersedes any prior waiver you have given with respect to compensation and benefits in connection with the Transaction.  Nothing contained in this letter agreement shall be considered a waiver of any other compensation or benefits you may be entitled to under the BioFuel benefit plans, or a waiver of any benefits under the Equity Plan [or Change of Control Plan] under circumstances different than those described herein with respect to the Transaction.

We appreciate your continued efforts on behalf of BioFuel.

Sincerely,

BIOFUEL ENERGY CORP.

By:
Name
Title

BIOFUEL ENERGY, LLC

By:
Name
Title

Acknowledged and agreed as of the date
first above written:

_______________________________
[Name of Officer]
[Title]